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                              AMENDED AND RESTATED
                             JOINT VENTURE AGREEMENT
                                       OF
                                   USA NETWORK

         This AMENDED AND RESTATED JOINT VENTURE AGREEMENT (the "Agreement") is executed as of April 6, 1999 by and between USANi Sub LLC, a Delaware limited liability company ("Partner 1"), and USA Networks Partner LLC, a Delaware limited liability company ("Partner 2" and, together with Partner 1, the "Partners").

                                  INTRODUCTION

         On the date hereof, the Partners are equal partners in USA Network (the "Partnership"), which has been operating as a general partnership under the laws of the State of New York pursuant to an Amended and Restated Joint Venture Agreement, dated as of October 15, 1981, as may have been amended from time to time (the "Joint Venture Agreement"), originally among Time Video Holdings, Eighth Century Corporation and MCA Cable Services, Inc.

         The Partners desire to make various revisions to the Joint Venture Agreement and further desire to amend and restate the Joint Venture Agreement in its entirety as set forth herein.

         In consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Partners hereby agree that the Joint Venture Agreement be and hereby is amended and restated in its entirety as set forth in this Agreement, and accordingly each Partner agrees as follows:

                                    ARTICLE I
                                 THE PARTNERSHIP

         1.1. Continuation. The Partners hereby continue the Partnership as a general partnership established for the purposes set forth in Section 1.4 pursuant to the provisions of the partnership law of the State of New York. Each Partner shall be a general partner of the Partnership. The rights and liabilities of the Partners shall be as provided in the partnership law of the State of New York, except as otherwise expressly provided in this Agreement.

         1.2. Partnership Name. The name of the Partnership is "USA Network."

         1.3. Term of Partnership. The term of the Partnership shall continue indefinitely until terminated as herein provided or pursuant to applicable law.

         1.4. Purposes of the Partnership. The purposes of the Partnership shall be (a) to engage generally in the businesses of providing to cable television systems national video, advertiser-supported basic cable entertainment networks delivered by any means of transmission (although nothing herein shall be deemed to preclude the Partnership from providing the service referred to above to entities other than cable television systems, from receiving revenues from other sources, including from cable television system operators or others, or from providing

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nonentertainment programming, such as news programming), (b) to engage in any other lawful act or activity for which general partnerships may be formed under the partnership law of the State of New York and (c) to do all other things necessary, appropriate or advisable in connection with those purposes.

         1.5. Principal Place of Business. The principal place of business of the Partnership shall be located at 1230 Avenue of the Americas, New York, New York 10020, or any other place that the Partners may elect.

         1.6. Fiscal Year. The fiscal year of the Partnership shall end December 31 of each year.

                                   ARTICLE II
                  PARTNERSHIP INTERESTS; CAPITAL CONTRIBUTIONS

         2.1. Partnership Interest. (a) Except as otherwise provided herein, the interest of each Partner in the Partnership shall be as follows:

         USANi Sub LLC                                               50%
         USA Networks Partner LLC                                    50%

         Such interest is hereinafter referred to as such Partner's "Partnership Interest" in the Partnership.

         (b) Each Partner shall receive the same percentage of the net profits and losses of the Partnership as the Partnership Interest held by such Partner.

         2.2. Definition of Capital Contributions. For purposes of this Agreement, "Capital Contribution" means, for any Partner, the amount of money plus the fair market value of property that the Partner contributes to the capital of the Partnership pursuant to this Article II.

         2.3. Capital Contributions by Partners. The Partners shall make additional Capital Contributions to the Partnership as shall be mutually agreed upon by the Partners.

         2.4. Holding of Title. Title to all Partnership assets shall be held in the Partnership name.


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                                   ARTICLE III
              CAPITAL ACCOUNTS, DISTRIBUTIONS, PROFITS, AND LOSSES

         3.1. Capital Accounts.

         (a) Generally. A separate "Capital Account" shall be maintained for each Partner in accordance with the provisions of Section 704 of the Internal Revenue Code of 1986 as amended (the "Code"), and the Treasury Regulations thereunder.

         (b) Distributions in Kind. If any property is distributed to a Partner in kind, the Capital Accounts of the Partners shall be adjusted immediately prior to such distribution to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would have been allocated between the Partners under Section 3.3 if there had been a taxable disposition of the property for its fair market value.

         3.2. Distributions.

         (a) Distributions Prior to Dissolution. The Partnership may distribute cash or property of the Partnership to the Partners prior to the dissolution of the Partnership at the times and in the aggregate amounts determined by the Partners, and any such distributions shall be made to the Partners in accordance with their Partnership Interests.

         (b) Distributions on Dissolution and Termination of the Partnership. Cash or property of the Partnership available for distribution incident to the dissolution and termination of the Partnership, as provided for in Section 6, shall be distributed to the Partners pro rata in accordance with their respective positive Capital Account balances, determined after allocation of profits and losses and after any adjustment required by Section 3.1(b).

         3.3. Allocations of Profits and Losses. The Partnership's profits and losses shall be allocated among the Partners in proportion to their respective Partnership Interests. It is the intent of the Partners that each Partner's distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in accordance with this Section 3.3 to the fullest extent permitted by Section(s) 704(b) and (c) of the Code and the Treasury Regulations promulgated thereunder.

                                   ARTICLE IV
                       RIGHTS OF THE PARTNERS; MANAGEMENT

         4.1. General. The Partners shall have equal rights in the direction of the conduct of the business and affairs of the Partnership.

         4.2. Officers. The officers of the Partnership shall be appointed by the Partners and may include one or more Presidents, a Chief Executive Officer, a Chief Financial Officer, a Secretary, a Treasurer, and such other officers as the Partners from time to time may deem proper. Unless the Partners decide otherwise, all officers so designated shall each have such


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powers and duties as generally pertain to their respective corresponding offices in a corporation incorporated under the New York Business Corporation Law. Such officers shall also have such powers and duties as from time to time may be conferred by the Partners. The Partners or the Presidents may from time to time appoint such other officers (including one (1) or more Vice Presidents, Assistant Secretaries and Assistant Treasurers) and such agents, as may be necessary or desirable for the conduct of the business of the Partnership. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be prescribed by the Partners or by the President, as the case may be. Any number of titles may be held by the same person. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Partners whenever, in the Partners' judgment, the best interests of the Partnership will be served thereby. The salaries or other compensation, if any, of the officers and agents of the Partnership shall be fixed by the Partners.
Any delegation pursuant to this Section 4.2 may be revoked at any time by the Partners.

                                    ARTICLE V
                        TRANSFER OF PARTNERSHIP INTERESTS

         5.1. Transfers Prohibited. Subject to Section 6.2, the interest of a Partner in the Partnership may not be assigned, transferred, or otherwise disposed of except with the prior written consent of the other Partner.

                                   ARTICLE VI
                           DISSOLUTION AND TERMINATION

         6.1. Dissolution. The Partnership shall continue until dissolved by the mutual written consent of the Partners.

         6.2. Distribution of Proceeds. Upon dissolution, the proceeds from the liquidation of Partnership assets, after payment of the just debts and liabilities of the Partnership and any expenses incurred in dissolving and winding up the Partnership, shall be distributed to the Partners in accordance with their respective positive Capital Account balances, as more fully described in Section 3.2(b).

         6.3. Liquidation.

         (a) Actions by Liquidator. Upon the dissolution and termination of the Partnership, the Partners by mutual consent shall appoint an individual or entity to act as liquidator to wind up the Partnership. The liquidator shall have full power and authority to sell, assign, and encumber any of the Partnership's assets and to wind up and liquidate the affairs of the Partnership in an orderly and businesslike manner.

         (b) Distribution of Proceeds. The proceeds of liquidation, after payment of the debts and liabilities of the Partnership (including any loans made by the Partners or any of their affiliates to the Partnership), payment of the expenses of liquidation, and the establishment of


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any reserves that the liquidator reasonably deems necessary for potential or contingent liabilities of the Partnership, shall be distributed to the Partners as provided in Section 3.2(b).

                                   ARTICLE VII
                             AMENDMENTS TO AGREEMENT

         No amendment to this Agreement shall be effective unless evidenced by a writing executed by both Partners. Any amendment made hereunder shall be effective as of the date specified in the amendment.

                                  ARTICLE VIII
                                  GENERAL TERMS

         8.1. Titles and Captions. All section or paragraph titles or captions contained in this Agreement and the order of sections and paragraphs are for convenience only and shall not be deemed part of this Agreement.

         8.2. Further Action. The parties shall execute and deliver all documents, provide all information and take all actions that are necessary or appropriate to achieve the purposes of this Agreement.

         8.3. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

         8.4. Agreement Binding. This Agreement shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties.

         8.5. Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision which is not essential to the effectuation of the basic purpose of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not impair the operation of or otherwise affect those provisions of this Agreement which are valid.

         8.6. Counterparts. This Agreement may be executed in several counterparts and, as so executed, shall constitute one agreement, binding on all the parties. Any counterpart of this Agreement or of any amendment, which has attached to it separate signature pages, which altogether contain the signatures of both Partners, shall for all purposes be deemed a fully executed instrument.


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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                                        USANi Sub LLC

                                        By: /s/ Thomas J. Kuhn
                                            Thomas J. Kuhn
                                            Title:

                                        USA Networks Partner LLC

                                        By: /s/ Thomas J. Kuhn
                                            Thomas J. Kuhn
                                            Title:


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